SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
April 21, 2005

SUPREME INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237
2581 E. Kercher Road
Goshen, Indiana 46528
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: - (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01	Other Events.

On April 21, 2005, Supreme Industries, Inc. issued a press release announcing the rescheduling of the Annual Meeting of Shareholders. The full text of the press release is set forth in Exhibit 99.1 hereto.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

c.	Exhibits

	99.1	Press release dated April 21, 2005, announcing the rescheduling of the Annual Meeting of Shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Dated: April 21, 2005	BY: /s/ Robert W. Wilson
Robert W. Wilson
Executive Vice President, Treasurer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

(Signing on behalf of the Registrant and as Principal Financial Officer)

EXHIBIT INDEX

99.1	Press release dated April 21, 2005, announcing the rescheduling of the Annual Meeting of Shareholders.

Exhibit 99.1

Contact:	Robert W. Wilson
Executive Vice President
(574) 642-4888

SUPREME INDUSTRIES, INC. RESCHEDULES
ANNUAL MEETING OF SHAREHOLDERS

GOSHEN, Indiana, April 21, 2005 -- Supreme Industries, Inc. (AMEX-STS) (the "Company") announced today that it has rescheduled its Annual Meeting of Shareholders, originally set for May 3, 2005, to June 2, 2005. Shareholders of record as of May 2, 2005, will be entitled to notice of and to vote at the Annual Meeting.

The Company's board of directors has approved the concept of the payment of a special (additional) cash dividend to its Class A and Class B shareholders of approximately 15 to 20 percent of the current price per share of the Company's Class A Common Stock. The board is of the opinion that such dividend would significantly enhance shareholder value. The Company is currently in negotiations to secure funds with which to pay the special cash dividend, if declared. Although there can be no assurance, management believes that the long-term financing required to declare the special dividend can be secured in a private placement transaction within the next few months, on favorable terms and conditions. However, no special cash dividend will be declared unless the necessary funds can be secured on terms satisfactory to the management of the Company.

The contributions of our employees have been critical to the success that has allowed the board of directors to consider this action, and our stock compensation plans (the "Plans") have been important in motivating this performance. However, the Plans did not contemplate a special cash dividend to shareholders when such Plans were adopted. In the event a special cash dividend is declared, the price of the Company's Class A Common Stock may decline by the approximate amount of the special dividend when paid. The Company's outstanding stock options would not be eligible to receive the special cash dividend, and under the current Plans the options could not be adjusted for the effect of the special cash dividend. Therefore, the board has approved amendments to the Plans to ensure that employees and directors who have received stock options under the Plans are not disadvantaged by the special cash dividend by allowing an adjustment to all options in order to appropriately reflect the special dividend.

The Plans require that such amendments be approved by the shareholders, and the board believes that such amendments are in the best interests of the Company, its shareholders, and its option holders. If the amendments to the Plans are not approved by the Company's shareholders, out of fairness to our employees and other option holders the special cash dividend will not be declared.

The rescheduling of the Annual Meeting of Shareholders provides the time necessary to add to the agenda the recommendation of the Company's board of directors that these amendments to the Plans be approved. Additionally, the board of directors wish to provide shareholders notification of the added agenda item and provide an adequate period for the shareholders to give it full consideration prior to being asked to vote upon it.

Supreme Industries, Inc. is a nationwide manufacturer of specialized truck bodies that are produced to the specifications of its customers. Supreme also manufactures the StarTrans® line of special purpose "shuttle-type" buses. The Company's transportation equipment products are used by a wide variety of industrial and commercial customers.

This Press Release contains forward-looking statements, other than historical facts, that reflect the view of the Company's management with respect to future events. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company's product is dependent, availability of raw materials, and severe interest rate increases. The Company assumes no obligation to update the forward-looking statements or to update the reason actual results could differ from those contemplated by such forward-looking statements.